EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

April 4, 2005

EPIX Appoints Sheila DeWitt as Vice President

Business Development & Strategic Planning

Cambridge, MA, April 4, 2005 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has appointed Sheila DeWitt, PhD to the position of Vice President of Business Development and Strategic Planning.  Dr. DeWitt brings to EPIX expertise in pursuing and managing business development opportunities.

“Sheila’s track record of achievement will be an important asset as we drive to create additional value from our core technology platform and capabilities,” said Michael D. Webb, EPIX’ Chief Executive Officer. “Sheila brings almost 20 years of scientific and business leadership experience in pharmaceutical and biotechnology companies to EPIX.”

Dr. DeWitt most recently worked as a consultant to the biotech industry, including EPIX, leading the evaluation of strategic business initiatives.   Prior to consulting she spent 4 years with ArQule, Inc. culminating in her role as Vice President of Portfolio Development with responsibility for therapeutics programs from preclinical discovery through Phase I trials.  Dr DeWitt was a Co-Founder of Orchid Biosciences and Diversomer Technologies.  She earned international recognition for her pioneering work on combinatorial chemistry within the pharmaceutical industry.  Dr. DeWitt spent 9 years at Park-Davis Pharmaceutical Research where she held a number of scientific positions.  Dr. DeWitt holds a BA in Chemistry from Cornell University and a PhD in Organic Chemistry from Duke University.  She has edited one book, is the inventor on 22 issued patents, and is the author on more than 50 manuscripts and abstracts.

“This is an exciting time to be joining the EPIX team,” said Dr. DeWitt. “EPIX has established a reputation for developing first-in-class imaging pharmaceuticals and is well positioned to leverage this expertise for future opportunities and growth.”

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. The Company’s lead product candidate, MS-325, is the first imaging pharmaceutical specifically designed for MRA. In January 2005, EPIX received an approvable letter from the FDA for the Company’s New Drug Application (NDA) for MS-325 requesting additional clinical studies. The Company is working with the FDA to define the path forward for MS-325 in the United States. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325. Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to our discussions with the FDA to define the regulatory path forward for MS-325, the value of MS-325 for the diagnosis and management of vascular disease, and the timing for initiation of Phase II clinical trials of EP-2104R.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our ability to obtain necessary regulatory approvals for our products in a timely manner,  our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.